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                             EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated as of the 18th of November 1998, between CN Biosciences, Inc., a Delaware corporation (the "Company") and Stelios B. Papadopoulos (the "Employee").

         WHEREAS, the Company and EM Industries, Inc. ("Parent") and EM Acquisition Corp. have entered into an Agreement and Plan of Merger ("Merger Agreement") to acquire 100% of the outstanding stock of the Company;

         WHEREAS, the Employee has been employed by the Company or one of its subsidiaries prior to the date hereof;

         WHEREAS, the Employee possesses unique knowledge of the business and affairs of the Company, its policies, methods, personnel and operations and the Parent recognizes that the continued service of the Employee is important to the growth and success of the Company subsequent to the date of closing of the transactions contemplated by the Merger Agreement ("Closing Date") and desires to ensure such continued service;

         WHEREAS, as an inducement for Parent to enter into the Merger Agreement, Employee agrees to continue his employment with the Company after the Closing Date on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Employee agree as follows:

         1. Effective Date. This Employment Agreement shall become effective on the Closing Date of the Merger Agreement (the "Effective Date"). If the Merger Agreement is terminated, this Agreement shall be null and void. Notwithstanding the foregoing, Employee agrees to continue to serve until the Closing Date as an employee of the Company in the same capacity and in accordance with the same terms and conditions as on the date immediately preceding the date hereof.

         2. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment all upon the terms and conditions herein set forth.

         3. Duties. The Employee is engaged as the Chief Executive Officer of the Company and promises to perform and discharge well and faithfully the duties, which may be assigned to him from time to time by the Company in connection with the conduct of its business. If the Employee is elected as a director or officer of any subsidiary or affiliate of the Company, the Employee shall serve in such capacity or capacities without further compensation.

         4. Extent of Services. The Employee shall devote his entire time, attention and energies to the business of the Company and shall not during the term of this Agreement be engaged in any


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other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, nor shall this be construed as preventing the Employee from purchasing securities in any corporation whose securities are regularly traded provided that such purchases shall not result in his collectively owning beneficially at any time one percent (1%) or more of the equity securities of any corporation engaged in a business competitive to that of the Company, without the express prior written consent of the Company.

         5. Compensation.

            (a) For services rendered under this Employment Agreement, the Company shall pay the Employee a salary at the rate determined annually by the Compensation Committee of the Board of Directors (the "Base Salary"), payable (after deduction of applicable payroll taxes as an employee in the State of California) in equal bi-weekly installments. Employee's Base Salary as of the Effective Date shall be $275,000. The Employee shall also be eligible for and participate in such fringe benefits as shall be generally provided to executives of the Company, including medical insurance and retirement programs which may be adopted from time to time during the term hereof by the Company.

            (b) The Compensation Committee shall review the Employee's compensation at least once a year and award such bonuses and effect such increases in the Base Salary as the Board of Directors, in its sole discretion, determines are merited, based upon the Employee's performance and consistent with the Company's compensation policies.

            (c) In addition to his participation in any group life insurance programs that the Company may provide to its employees, the Company shall, at its sole expense, provide for the Employee term life insurance in the amount of $150,000.

            (d) The Company agrees that, effective as of the Effective Date, it will establish, or cause to be established, a new long-term incentive compensation plan (the "New Plan"). The Company further agrees that the Employee shall be immediately entitled to participate in such New Plan and the Employee shall receive an allocation of units under the New Plan effective as of the Effective Date which allocation shall be commensurate with his position and consistent in incentive opportunity with allocations to similarly situated employees of the Company.

         6. Paid Time Off. During the term of this Employment Agreement, the Employee shall be entitled to twenty-nine (29) paid days off pursuant to the Company's customary paid time off policy ("CalTime").

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         7. Expenses. During the term of this Employment Agreement, the Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with the business of the Company and in performance of his duties under this Employment Agreement upon the Employee's presentation to the Company of an itemized accounting of such expenses with reasonable supporting data. The Employee shall be entitled to utilize business (or club) class service for all international flights, and first-class service for all transcontinental flights within the United States, in each case, in connection with business-related travel.

         8. Term.

            (a) The Employee's employment under this Employment Agreement shall commence on the Effective Date and shall expire on the three year anniversary date thereof. The term of employment shall automatically be extended for consecutive periods of one (1) year each unless notice of termination of employment is given by either party hereto at least ninety (90) days prior to the expiration of the initial or any renewal term, in which case, this Agreement shall terminate at the end of such initial or renewal term, as the case may be. In the case of a renewal and unless otherwise agreed to in writing by both parties, the terms and conditions of this Employment Agreement shall apply to any renewals or extensions thereto. Notwithstanding the foregoing, the Company may, at its election, terminate the Employee's employment hereunder as follows:

                           (i) Upon thirty (30) days' notice if the Employee
                  becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of six months and is continuing at the time of such notice; or

                           (ii) For "Cause" upon notice of such termination to
                  the Employee. For purposes of this Employment Agreement, the Company shall have "Cause" to terminate its obligations hereunder upon (A) the reasonable determination by the Board of Directors that the Employee has failed substantially to perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties hereunder, (B) refusal to carry out any lawful direction of the Board of Directors, (C) the Board of Director's reasonable determination that the Employee has engaged or is about to engage in conduct materially injurious to the Company, (D) the Employee's having been convicted of a felony, (E) a material breach by the Employee of any of the other covenants or representations herein or any other agreement between Employee and the Company, or (F) theft, embezzlement or misappropriation of Company property; or

                           (iii) Without Cause upon 30 days' notice of such
                  termination to the Employee; or


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                      (iv) Upon the death of the Employee.

In addition, the Employee shall have the right to terminate this Employment Agreement upon notice to the Company if he shall have been assigned to duties which are materially inconsistent with those specified in paragraph 3 hereof (a "Material Demotion").

                  (b) (i) if this Employment Agreement is terminated pursuant to paragraph 8(a)(i) above, the Employee shall receive disability pay from the date of such termination until the second anniversary of the Effective Date at the rate of 50% of the Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by the Employee during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws. Such disability payments shall be paid periodically to the Employee as provided in paragraph 5(a) for the payment of salary.

                      (ii) If the Employment Agreement is terminated pursuant
                  to paragraph 8(a)(ii) or 8(a)(iv) above, the Employee shall receive no salary continuation pay or severance pay.

                      (iii) If this Employment Agreement is terminated
                  pursuant to paragraph 8(a)(iii) above or as a result of the Employee having terminated this Employment Agreement following a Material Demotion, or if the Company does not offer to continue the Employee's employment with the Company at the expiration of the stated term of this Employment Agreement at a Base Salary at least equal to his then most recent Base Salary, the Employee shall receive salary continuation pay for twelve (12) months from the date of such termination (the "Salary Continuation Period") equal to the Base Salary. Such salary continuation payments (less applicable payroll taxes) shall be paid periodically to the Employee as provided in paragraph 5(a) for the payment of the Base Salary.

                  (c) During the Salary Continuation Period, the Employee shall be under no obligation to mitigate the costs to the Company of the salary continuation payments, and, provided that the Employee is not in breach of his obligations under paragraph 12 hereof, no compensation that the Employee may receive from another employer during the Salary Continuation Period shall be offset against amounts owed to Employee hereunder.

         9. Representations. The Employee hereby represents to the Company that (a) he is legally entitled to enter into this Employment Agreement and to perform the services contemplated herein and is not bound under any employment or consulting agreement to render services to any third party, (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by paragraph 11 hereof, and (c) he does not now have, nor

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within the last three years has he had, any ownership interest in any business enterprise (other than interests in publicly traded corporations where his ownership does not exceed one percent (1%) or more of the equity capital) which is a customer of the Company, any of its subsidiaries, or from which the Company or any of its subsidiaries purchases any goods or services or to whom such corporations owe any financial obligations or are required or directed to make any payments.

         10. Disclosure of Information. The Employee recognizes and acknowledges that the trade secrets, know-how and proprietary processes of the Company and its affiliates as they may exist from time to time are valuable, special and unique assets of the business of the Company and its affiliates, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee will not, during or after the term of his employment by the Company or any of its affiliates, in whole or in part, disclose such secrets, know-how or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company and its affiliates) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, know-how and processes which are then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company's consent).

         11. Inventions.

                  (a) The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during the term hereof which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its affiliates or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its affiliates or which arise from the efforts of the Employee during the course of his employment for the Company or any of its affiliates. The Employee shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Employee shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and its affiliates and disclosed by the Employee within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

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                  (b) The Employee has been notified and understands that the provisions of this paragraph 11 do not apply to any of the aforementioned inventions, ideas, disclosures and improvements that qualify fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

                           (i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                                    (a) Relate at the time of conception or
         reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                                    (b) Result from any work performed by
         the employee for the employer.

                           (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subsection (i), the provision is against the public policy of this state and is unenforceable.

         12. Covenants Not to Compete or Interfere. In consideration for the Parent's and the Company's promise to provide the compensation and benefits set forth in this Employment Agreement and as an inducement for Parent to enter into the Merger Agreement, for a period ending twelve (12) months from and after the date of termination of the Employee's employment hereunder, except for a termination of employment pursuant to paragraph 8(a) (i) or 8(a)
(iii) or a voluntary termination by the Employee following a Material Demotion, the Employee shall not engage in any business (whether as an officer, director, owner, employee, partner or other direct or indirect participant) which is engaged in the manufacturing, distribution or research and development of any products being sold by, or under development by, the Company or its subsidiaries as of the date of such termination of employment, in any geographic area where the Company or such subsidiaries are then so manufacturing or distributing such products, nor shall the Employee interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee or employee of the Company.

                  It is the desire and intent of the parties that the provisions of this paragraph 12 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

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             Accordingly, if any particular portion of this paragraph 12 shall be adjudicated to be invalid or unenforceable, this paragraph 12 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

         13. Injunctive Relief. If there is a breach or threatened breach of the provisions of paragraph 10, 11 or 12 of this Employment Agreement, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         14. Insurance. The Company may, at its election and for its benefit, insure the Employee against accidental loss or death, and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

         15. Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered mail to Stelios B. Papadopoulos at his home address as reflected on the records of the Company, in the case of the Employee, or, in the case of the Company, to CN Biosciences, Inc., 10394 Pacific Center Court, San Diego, CA 92121, Attention: Chief Financial Officer, or to such other officer or address as the Company shall notify Employee.

         16. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         17. Governing Law. This Employment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the choice of law or conflict of law provisions thereof.

         18. Assignment. This Employment Agreement may be assigned, without the consent of the Employee, by the Company to any affiliate of the Company, or to any person, partnership, corporation, or other entity which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder.

         19. Prior Agreement. Effective as of the Effective Date, the Employment Agreement between the Company and the Employee dated January 4, 1998 is hereby terminated and superseded in its entirety by this Employment Agreement and Employee hereby waives any right which he may have under such agreement to resign following the effective date of a "Change in Control" of the Company (as defined in such agreement) and any and all other rights or claims to severance benefits or other compensation or benefits under such agreement following his termination of employment.

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         20. Entire Agreement. This Employment Agreement contains the entire agreement of the parties and supersedes any and all agreements, letter of intent or understandings between the Employee and (a) the Company, (b) the Parent or (c) any of the Company's principal shareholders, affiliates or subsidiaries. This Employment Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day first herein above written.

                                       CN BIOSCIENCES, INC.



                                       By:  /s/ James G. Stewart
                                            -----------------------------
                                            Name: James G. Stewart
                                            Title: V.P.

                                       EM INDUSTRIES, INC.


                                       By:  /s/Dieter Janssen
                                            -----------------------------
                                            Name: Dieter Janssen
                                            Title: Group Vice President & CFO



                                       EMPLOYEE


                                       By:  /s/ Stelios B. Papadopoulos
                                            -----------------------------
                                              Stelios B. Papadopoulos



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